NEWS RELEASE

Contact:	Alliance Data
Julie Prozeller – Analysts/Investors
Financial Dynamics
212-850-5721
alliancedata@fd.com
Shelley Whiddon – Media 972.348.4310 Shelley.whiddon@alliancedata.com

ALLIANCE DATA ANNOUNCES STOCK REPURCHASE PROGRAM
* Combined Repurchase Programs Total $1.8 billion

DALLAS, July 30, 2008 - Alliance Data Systems Corporation (NYSE: ADS), a leading provider of loyalty and marketing solutions derived from transaction-rich data, today announced that its board of directors has approved a new stock repurchase program to acquire up to $1.3 billion of the Company’s common stock through the end of 2009. The program is in addition to the previously announced $500 million repurchase program, bringing the Company’s combined repurchase authorization to $1.8 billion.

The Company has already repurchased approximately $725 million worth of its outstanding shares, representing 12 million shares, or approximately 15 percent of outstanding shares as of the beginning of the year, and still has more than $1 billion remaining under the combined programs. The remaining $1 billion authorization will be financed through a combination of the Company’s expanded credit facility, proceeds from the recently completed convertible senior note offering and free cash flow. Regarding the five-year convertible senior notes, they carry a 1.75 percent coupon and an initial $112.14 effective conversion price, representing a 75 percent premium over the closing stock price on July 23, 2008.

“While the macro-economic environment has been challenging for the overall stock market, our strong track record of 29 consecutive quarters of meeting or beating expectations, combined with our solid outlook for 2008 and 2009, gives us strong confidence in our future,” commented Ed Heffernan, chief financial officer, Alliance Data. “As such, we believe we have a unique opportunity to use both the low existing leverage of the Company as well as its high free cash flow generation to potentially repurchase as much as 35-40 percent of our existing share base at attractive prices. We believe this repurchase program is the best use of excess capital and underscores our confidence in the Company’s long-term financial outlook as well as our commitment to optimizing our capital structure to enhance shareholder value.”

The Company does not expect its leverage ratio to exceed 2.5x over the course of the combined programs, providing additional financial flexibility as needed. Also, the Company may look to trade off a portion of accretion associated with the repurchase in order to lock-in long-term financing in return for securing better earnings visibility for the future. The timing and extent of the accretion associated with the repurchase programs and the impact of the accretion on earnings and guidance will be updated on the Company’s quarterly earnings conference calls.

Under the new repurchase program the Company is authorized to repurchase shares in open market purchases as well as privately negotiated transactions (including accelerated repurchase transactions and the repurchases made in connection with the offering of the notes) from time to time through December 31, 2009. Stock purchased as part of the new program will be held as treasury stock. The repurchase program’s terms have been structured to comply with the SEC’s Rule 10b-18, and the program is subject to market conditions, applicable legal requirements and other factors. The repurchase program does not obligate the company to acquire any specific number of shares and may be suspended or terminated at any time.

About Alliance Data

Alliance Data (NYSE: ADS) is a leading provider of marketing, loyalty and transaction services, managing over 120 million consumer relationships for some of North America’s most recognizable companies. Using transaction-rich data, Alliance Data creates and manages customized solutions that change consumer behavior and that enable its clients to create and enhance customer loyalty to build stronger, mutually beneficial relationships with their customers. Headquartered in Dallas, Alliance Data employs over 9,000 associates at more than 60 locations worldwide. Alliance Data’s brands include AIR MILES®, North America’s premier coalition loyalty program, and Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services. For more information about the company, visit its website, www.AllianceData.com.

Alliance Data’s Safe Harbor Statement/Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. These risks, uncertainties and assumptions include those made with respect to and any developments related to the termination of the proposed merger with an affiliate of The Blackstone Group, including risks and uncertainties arising from actions that the parties to the merger agreement may take in connection therewith. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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